[Letterhead of Mantyla McReynolds LLC]

                        INDEPENDENT AUDITORS' CONSENT



August 30, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Ventures-National Incorporated, a Utah corporation (the "Registrant"), SEC File No. 2-98075-D, to be filed on or about August 30, 2002, covering the registration and issuance of 300,000 shares of common stock to eight individual consultants

Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended
June 30, 2002 and 2001, dated August 8, 2002, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Mantyla McReynolds

Mantyla McReynolds
Certified Public Accountants